Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-268873) and Form S-8 (333-281028) of our report dated July 16, 2024, except for Note 15, Subsequent Events, as to which the date is August 1, 2024, relating to the financial statements of DiamR Biosciences Corp appearing in this Current Report on Form 6-K of Aptorum Group Limited dated October 8, 2025. We also consent to the reference to us under the heading “Experts” in such Current Report.

/s/ Marcum LLP

New York, NY

October 8, 2025